SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 8, 2008
Date of Report (Date of earliest event reported)

SUSSEX BANCORP
(Exact Name of Registrant as Specified in its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

0-29030	22-3475473
(Commission File Number)	(IRS Employer Identification No.)

200 MUNSONHURST ROAD, FRANKLIN, NEW JERSEY, 07416
(Address of Principal Executive Office) (Zip Code)

(973) 827-2914
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
Sussex Bancorp (the “Company”) holds Fannie Mae and Freddie Mac perpetual preferred stock with a cost basis of approximately $3.8 million. These securities are held in the Company’s available for sale securities portfolio and as such are subject to a potential other than temporary impairment charge. On September 7, 2008, the Federal Housing Finance Agency placed both Fannie Mae and Freddie Mac under conservatorship. Although this action did not eliminate the equity in Fannie Mae and Freddie Mac represented by the perpetual preferred stock, it has negatively impacted the value of the perpetual preferred stock.  The estimated fair market value of these securities has declined from June 30, 2008 by approximately $3.1 million as of September 8, 2008, which if recognized would result in a $3.3 million  impairment loss, or approximately $1.06 per fully diluted average common share for the third quarter of 2008. The actual aggregate amount of losses and other than temporary impairment that may be incurred on these securities during the third quarter of 2008 is difficult to determine, given the significant volatility in the market values of these securities. Based on management’s current projections, a potential other than temporary impairment and loss on these securities would not impact the Company’s subsidiary bank’s ability to maintain capital ratios above the “well capitalized” regulatory requirement, or the Company’s ability to pay cash dividends to common shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSSEX BANCORP

Date: September 12, 2008	By:	/s/ Candace A. Leatham Candace A. Leatham Executive Vice President and Chief Financial Officer